SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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       Date of Report (Date of earliest event reported): January 18, 2002

                           4 KIDS ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

          New York                     0-7843                 132691380
   (State or other jurisdiction     (Commission             (IRS Employer
     of incorporation)              File Number)         Identification No.)

                            1414 Ave of the Americas
                            New York, New York 10019
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (212) 758-7666

          (Former name or former address, if changed since last report)

      Item 5. Other Events.

      4 Kids Entertainment Inc. (the "Registrant"), a New York corporation, is filing this Current Report on Form 8-K to report that it has entered into a multi-year agreement with Fox Broadcasting Company to lease the television network's Saturday morning programming block.

      Beginning with the September 2002 broadcast year, 4Kids Entertainment will provide all programming content for Fox's Saturday morning broadcast block, which airs from 8am to 12pm ET/PT (7am to 11am CT). Under the terms of the agreement, 4Kids will also have the right to retain all


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revenue from the network advertising sales during the four-hour time period. The agreement has an initial term of four broadcast years, with 4Kids having the option to extend the term for up to two additional broadcast years. 4Kids will pay a license fee of approximately $25.3 million for each broadcast year during the initial term of the agreement. The agreement provides for 50% of the fee for the first broadcast season to be paid currently, with the balance of the fee for the first broadcast season to be paid in four equal installments in September, December, February and April of the broadcast year. Fees for each subsequent broadcast year are payable 50% in the June preceeding the beginning of the broadcast year with the balance of the fee for the broadcast year payable in four equal installments in September, December, February and April. The agreement further provides that, at 4Kids option, up to $10.3 million of each year's fee may be paid in 4Kids common stock.

This information release contains forward-looking statements. Due to the fact that the Registrant faces competition from toy companies, motion picture studios and other licensing companies, and the uncertainty of the public's response to the Registrant's properties, actual results or outcomes may differ materially from any such forward-looking statements.


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      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             4 KIDS ENTERTAINMENT, INC.

Date: January 18, 2002                       By: /s/ Joseph P. Garrity
                                                 -------------------------------
                                                 Name: Joseph P. Garrity
                                                 Title: Executive Vice President